SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☒

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☒	Soliciting Material Under Rule 14a-12

Exxon Mobil Corporation

(Name of Registrant as Specified in Its Charter)

Engine No. 1 LLC

Engine No. 1 LP

Engine No. 1 NY LLC

Christopher James

Charles Penner

Gregory J. Goff

Kaisa Hietala

Alexander Karsner

Anders Runevad

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (check the appropriate box):

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☐	Fee computed on table below per Exchange Act Rule 14a-6(i)(4) and 0-11.

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☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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Exhibit 1 contains posts that, from time to time, Engine No. 1 LLC may make to its social media channels on Twitter and LinkedIn.

Exhibit 2 contains statements that, beginning on January 27, 2021, will be advertised on search engines and social media platforms and will direct viewers to www.ReenergizeXOM.com.

Exhibit 1

Exhibit 2

Meet Mr. Gregory J. Goff. Independent Director Candidate. Gregory J. Goff has a 40-year track record of success in the energy industry. As the former CEO of Andeavor, he spearheaded the company's financial transformation.

It's time to Reenergize XOM. Meet candidate Kaisa Hietala. Reenergizing XOM will require directors with relevant industry experience and skills. Ms. Hietala is an experienced leader in strategic transformation in the energy sector.

Meet Mr. Alexander Karsner. Independent Director Candidate. Mr. Karsner has over 30 years of global conventional and renewable energy experience. He can work constructively with the XOM Board to protect shareholder value.

Meet Mr. Anders Runevad. A nominee for the XOM Board. Mr. Runevad is a successful business leader with global energy experience. He is a highly qualified independent director candidate with a track record of success.